Exhibit 99

‑4547 ‑837‑1661 ‑861‑4023
1700 Lincoln Street, Suite 4700 Denver, CO 80203‑4547 Phone: 303‑837‑1661 FAX: 303‑861‑4023

News Release

Company Contact: Eric K. Hagen	February 27, 2020
Title: Vice President, Corporate Affairs	For immediate release
Phone: 303‑837‑1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Fourth Quarter and Full-Year 2019 Results; Provides 2020 Capital Budget and Guidance

•	Full-Year 2019 Capital Expenditures were $778 Million, $42 Million below the Mid-Point of Guidance; Fourth Quarter 2019 Capital Expenditures were $103 Million
•	Fourth Quarter Net Cash Provided by Operating Activities Totaled $235 Million and Free Cash Flow was $86 Million(1)
•	Fourth Quarter Total Production of 123,000 BOE per day was above the Mid-Point of Guidance; Oil Production of 80,200 BO per day was at the Mid-Point
•	Full-Year 2019 LOE and G&A(2) per BOE were below the Mid-Point of Guidance
•	All-in 2020 Capital Budget of $585 - $620 Million, a 23% Decline from 2019 at the Mid-Point

DENVER – February 27, 2020 – Whiting Petroleum Corporation (NYSE: WLL) today announced fourth quarter and full-year 2019 results.

Consistent with the Company’s guidance, fourth quarter total production and oil production remained flat relative to production in the third quarter.  The Company maintained strict control over capital expenditures, underspending its full-year capital budget of $820 million by $42 million or 5%.  This was driven by improvements in cycle times and well cost reductions.  On the cost side, full year lease operating expense (LOE) of $7.17 per barrel of oil equivalent (BOE) and general and administrative (G&A) of $2.45 per BOE(2) were below the mid-point of the Company’s guidance.  These results reflect ongoing savings from the Company’s mid-year reorganization and the benefit of comprehensive cost reduction initiatives that were introduced in the second half of the year.  Subsequent to the quarter, Whiting divested $25 million of non-core, non-operated assets with associated production of 575 BOE per day as of December 2019.

(1)	A reconciliation of net cash provided by operating activities to free cash flow is included later in this news release.
(2)	Excludes $20 million of reorganization costs and certain legal accruals.

Bradley J. Holly, Whiting’s Chairman, President and CEO commented, “Whiting delivered solid results following significant organizational changes during 2019 to streamline our organization, realize savings and enhance productivity.  Our strong fourth quarter results were underpinned by disciplined spending, lower costs and increased operational efficiency, which drove significant free cash flow generation.”

“We believe we are positioning Whiting for long-term success as a top-tier operator of unconventional assets.  In the second half of 2019, we achieved our cost reduction goals, reducing annualized LOE and G&A rates by approximately $100 million based on second quarter levels.  We intend to build on our momentum to further reduce G&A and LOE and realize additional cost savings in 2020.”

Holly concluded, “Today, Whiting has a competitive cost structure on a quality asset base.  We expect our 2020 plan, under which we estimate we will reduce all-in capital spending by 23% as compared to 2019, will help us maximize capital efficiency and generate the highest returns possible.  Our top priorities in 2020 are to further enhance cash flow and strengthen the balance sheet, and we believe we are taking the right steps to strengthen Whiting’s performance and generate attractive returns.”

2020 Capital Plan

Whiting projects all-in 2020 capital spending of $585- $620 million.  Of the total, approximately 90% is planned to be allocated to drilling and completion activity based on the mid-point of guidance. Average well cost in the Williston Basin for 2020 is estimated at $6.6 million.  The Company’s estimated average well cost includes an increase of $300,000 per well for additional proppant, which the Company’s analysis indicates could further enhance well productivity.  This change represents a  10% decrease pre-optimization and a 6% decrease post-optimization, primarily due to enhanced operational efficiency and service cost reductions.

Whiting projects a rate of return greater than 30% on its 2020 drilling plan.  The plan is partially protected from commodity price decreases as the Company proactively entered into hedge agreements on upward price spikes.  Currently, 45% of Whiting’s 2020 oil production is hedged at an average weighted floor price of approximately $55 NYMEX. This compares to approximately 11% hedged at the end of the third quarter.

The Company’s capital spend is projected to deliver full-year total production of 111,700 to 118,400 BOE per day and full-year oil production of 68,100 to 72,000 barrels of oil (BO) per day.  Total production is forecasted to increase slightly from the fourth quarter of 2019 to the fourth quarter of 2020. The Company plans to run three rigs and two to three completion crews throughout the year.  With these resources, Whiting expects to put on production 122 gross wells during 2020.

Operations Update

During the fourth quarter, Whiting drilled 31 wells and put on production 35 wells. 20 of the wells put on production during the quarter were located in the Sanish Field at the Company’s Pod 10 and Pod 16 projects.  Results remain strong and demonstrate continuous improvement as Whiting optimizes its infill process.

Pod 10 represents the latest evolution of infill development in the Sanish Field.  It spans two 1,280 acre drilling spacing units with 16 parent wells and 10 child wells.  Based on prior infill pilot results, the Company optimized proppant and fluid volumes and modified its artificial lift program.  On average, cumulative production per well from Pod 10 is trending higher than the Pod 9 and Pod 16 results.  Performance relative to parent wells has also been superior with average 30-day cumulative rates for Pod 10 child wells 45% above the parent trend.

At Foreman Butte, Whiting drilled and put on production 17 wells in 2019.  The wells have consistently outperformed expectations with the average well outperforming offset wells by over 2.5x over the first 90-days on production.  Based on these strong results, Whiting considers Foreman Butte a core property and plans to drill an additional 20 wells there in 2020.  Whiting has identified over 300 potential future drilling locations at Sanish and Foreman Butte through the implementation of innovative new completion processes.

First quarter 2020 production has been impacted by severe weather conditions and associated electric submersible pump failures on multiple high-value wells.  The Company estimates that this loss of production will impact first quarter 2020 production results by approximately 5,000 BOE per day.  Also, the Company plans to put on production only 11 net wells during the quarter.  First quarter 2020 production is estimated to range between 108,000 and 110,500 BOE/d, of which 62% is expected to be oil.

Outlook for Full-Year 2020

The following table provides guidance for the full-year 2020 based on current forecasts, including Whiting’s full-year capital budget of $585 to $620 million.

Full-Year Guidance 2020
Production (MMBOE)	40.9 - 43.3
Oil production (MBO)	24.9 - 26.4
Capital Expenditures (MM)	$ 585 - $ 620
Lease operating expense per BOE	$ 6.90 - $ 7.35
Transportation, gathering, compression and other per BOE	$ 0.85 - $ 1.05
General and administrative expense per BOE	$ 2.20 - $ 2.45
Interest expense per BOE	$ 4.20 - $ 4.65
Depreciation, depletion and amortization per BOE	$17.45 - $18.55
Production and ad valorem taxes (% of sales revenue)	9.0% - 9.6%
Oil price differential to NYMEX per Bbl (1)	($6.50) - ($7.50)
Gas price differential to NYMEX per Mcf	($1.75) - ($2.25)

(1)Does not include the effects of NGLs.

Selected Operating and Financial Statistics

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Selected operating statistics:
Production
Oil (MBbl)	7,376	8,155	29,811	31,517
NGLs (MBbl)	1,886	1,784	7,596	7,394
Natural gas (MMcf)	12,316	12,106	50,483	46,810
Total production (MBOE)	11,315	11,957	45,820	46,712
Average prices
Oil (per Bbl):
Price received	$48.67	$49.26	$50.06	$58.70
Effect of crude oil hedging (1)	1.36	(2.01)	0.83	(4.98)
Realized price (2)	$50.03	$47.25	$50.89	$53.72
Weighted average NYMEX price (per Bbl) (3)	$56.93	$58.65	$56.97	$64.69
NGLs (per Bbl):
Realized price	$8.79	$22.21	$6.76	$20.78
Natural gas (per Mcf):
Realized price	$0.41	$2.63	$0.57	$1.66
Weighted average NYMEX price (per MMBtu) (3)	$2.44	$3.62	$2.58	$3.11
Selected operating metrics
Sales price, net of hedging ($ per BOE)	$34.53	$38.21	$34.86	$41.20
Lease operating ($ per BOE)	6.37	6.81	7.17	6.68
Transportation, gathering, compression and other ($ per BOE)	0.91	1.06	0.93	1.03
Depreciation, depletion and amortization ($ per BOE)	18.06	16.49	17.82	16.73
General and administrative ($ per BOE)	3.11	2.36	2.89	2.64
Production and ad valorem taxes (% of sales revenue)	9%	8%	9%	8%

(1)Whiting received $10 million and paid $16 million in pre-tax cash settlements on crude oil hedges during the three months ended December  31, 2019 and 2018, respectively, and received $25 million and paid $157 million in pre-tax cash settlements on crude oil hedges during the year ended December  31, 2019 and 2018, respectively. A summary of Whiting’s outstanding hedges is included later in this news release.

(2)Whiting’s realized prices were reduced by $2.43 and $1.47 per Bbl during the three months ended December  31, 2019 and 2018, respectively, and $2.14 and $1.25 per Bbl during the year ended December  31, 2019 and 2018, respectively, due to the Redtail deficiency payments. This contract ends in April 2020.

(3)Average NYMEX prices weighted for monthly production volumes.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Selected financial data:
(In thousands, except per share data)
Total operating revenues	$380,601	$473,233	$1,572,245	$2,081,414
Total operating expenses	412,454	220,680	1,559,576	1,511,535
Total other expense, net	42,041	47,218	181,615	226,012
Net income (loss)	(147,487)	203,962	(241,166)	342,494
Per basic share	(1.62)	2.24	(2.64)	3.77
Per diluted share	(1.62)	2.22	(2.64)	3.73
Adjusted net income (loss) (1)	(20,414)	(4,839)	(78,236)	199,987
Per basic share	(0.22)	(0.05)	(0.86)	2.20
Per diluted share	(0.22)	(0.05)	(0.86)	2.18
Net cash provided by operating activities	235,035	284,967	755,960	1,092,003
Net cash used in investing activities	(162,398)	(235,622)	(733,847)	(953,054)
Net cash used in financing activities	(63,985)	(49,925)	(27,068)	(1,004,721)
Discretionary cash flow (2)	188,683	246,829	763,808	1,089,879
Adjusted EBITDAX (1)	240,872	299,765	979,048	1,284,701

(1)Reconciliations of net income (loss) to adjusted net income (loss) and adjusted EBITDAX are included later in this news release.

(2)A  reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.

Fourth Quarter and Year Ended 2019 Costs and Margins

A summary of cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Sales price, net of hedging	$34.53	$38.21	$34.86	$41.20
Lease operating expense	6.37	6.81	7.17	6.68
Transportation, gathering, compression and other	0.91	1.06	0.93	1.03
Production and ad valorem tax	3.13	3.16	3.02	3.68
Cash general & administrative	2.88	2.16	2.73	2.37
Exploration	0.76	0.51	0.80	0.47
Cash interest expense	3.64	3.36	3.55	3.57
	$16.84	$21.15	$16.66	$23.40

Commodity Derivative Contracts

As of February 20, 2020, Whiting is 45% hedged for the remainder of 2020 and 9% hedged for full-year 2021 as a percentage of the mid-point of our 2020 oil production guidance.

The following summarizes Whiting’s crude oil hedges as of February 20, 2020:

					Weighted Average Prices
Settlement Period	Index	Derivative Instrument	Total Volumes	Units	Swap Price	Sub-Floor	Floor	Ceiling
2020 (1)	NYMEX WTI	Fixed Price Swaps	4,280,000	Bbl	$55.75	-	-	-
2020 (1)	NYMEX WTI	Two-way Collars	2,897,000	Bbl	-	-	$55.14	$62.46
2020 (1)	NYMEX WTI	Three-way Collars (2)	3,317,000	Bbl	-	$43.53	$53.99	$63.60
2021	NYMEX WTI	Three-way Collars (2)	1,825,000	Bbl	-	$43.50	$53.50	$59.45
2021	NYMEX WTI	Call Option (3)	365,000	Bbl	-	-	-	$65.00
		Total	12,684,000

(1)Includes settlement periods of February through December 2020.

(2)A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price. Whiting is contracted to pay deferred premiums related to certain three-way collars at each settlement date. The weighted average premium for all three-way collars was $0.49 per Bbl as of February 20, 2020.

(3)This derivative instrument is a sold call option.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Annual Report on Form 10‑K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$8,652	$13,607
Accounts receivable trade, net	308,249	294,468
Derivative assets	886	68,342
Prepaid expenses and other	13,196	22,009
Total current assets	330,983	398,426
Property and equipment:
Oil and gas properties, successful efforts method	12,812,007	12,195,659
Other property and equipment	178,689	134,212
Total property and equipment	12,990,696	12,329,871
Less accumulated depreciation, depletion and amortization	(5,735,239)	(5,003,509)
Total property and equipment, net	7,255,457	7,326,362
Other long-term assets	50,281	34,785
TOTAL ASSETS	$7,636,721	$7,759,573

		(Continued)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	December 31,
	2019	2018
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$80,100	$42,520
Revenues and royalties payable	202,010	228,284
Accrued capital expenditures	64,263	73,178
Accrued liabilities and other	53,597	33,872
Accrued interest	53,928	55,080
Accrued lease operating expenses	38,262	37,499
Taxes payable	26,844	31,357
Derivative liabilities	10,285	-
Accrued employee compensation and benefits	21,125	35,141
Total current liabilities	550,414	536,931
Long-term debt	2,799,885	2,792,321
Asset retirement obligations	131,208	131,544
Operating lease obligations	31,722	-
Deferred income taxes	73,593	1,373
Other long-term liabilities	24,928	27,088
Total liabilities	3,611,750	3,489,257
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 225,000,000 shares authorized; 91,743,571 issued and 91,326,469 outstanding as of December 31, 2019 and 92,067,216 issued and 91,018,692 outstanding as of December 31, 2018	92	92
Additional paid-in capital	6,409,991	6,414,170
Accumulated deficit	(2,385,112)	(2,143,946)
Total equity	4,024,971	4,270,316
TOTAL LIABILITIES AND EQUITY	$7,636,721	$7,759,573

		(Concluded)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
OPERATING REVENUES
Oil, NGL and natural gas sales	$380,601	$473,233	$1,572,245	$2,081,414
OPERATING EXPENSES
Lease operating expenses	72,043	81,461	328,427	311,895
Transportation, gathering, compression and other	10,293	12,655	42,438	48,105
Production and ad valorem taxes	35,416	37,832	138,212	171,823
Depreciation, depletion and amortization	204,322	197,110	816,488	781,329
Exploration and impairment	10,693	25,816	54,738	67,368
General and administrative	35,172	28,268	132,609	123,250
Derivative (gain) loss, net	46,338	(160,040)	53,769	17,170
Loss on sale of properties	283	233	1,964	1,949
Amortization of deferred gain on sale	(2,106)	(2,655)	(9,069)	(11,354)
Total operating expenses	412,454	220,680	1,559,576	1,511,535
INCOME FROM OPERATIONS	(31,853)	252,553	12,669	569,879
OTHER INCOME (EXPENSE)
Interest expense	(45,773)	(47,916)	(191,047)	(197,474)
Gain (loss) on extinguishment of debt	3,232	-	7,830	(31,968)
Interest income and other	500	698	1,602	3,430
Total other expense	(42,041)	(47,218)	(181,615)	(226,012)
INCOME (LOSS) BEFORE INCOME TAXES	(73,894)	205,335	(168,946)	343,867
INCOME TAX EXPENSE
Total income tax expense	73,593	1,373	72,220	1,373
NET INCOME (LOSS)	$(147,487)	$203,962	$(241,166)	$342,494
INCOME (LOSS) PER COMMON SHARE
Basic	$(1.62)	$2.24	$(2.64)	$3.77
Diluted	$(1.62)	$2.22	$(2.64)	$3.73
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	91,317	91,011	91,285	90,953
Diluted	91,317	91,778	91,285	91,869

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$(147,487)	$203,962	$(241,166)	$342,494
Adjustments:
Amortization of deferred gain on sale	(2,106)	(2,655)	(9,069)	(11,354)
Loss on sale of properties	283	233	1,964	1,949
Impairment expense	2,137	19,676	17,866	45,288
(Gain) loss on extinguishment of debt	(3,232)	-	(7,830)	31,968
Total measure of derivative (gain) loss reported under U.S. GAAP	46,338	(160,040)	53,769	17,170
Total net cash settlements received (paid) on commodity derivatives during the period	10,060	(16,376)	24,857	(157,001)
Restructuring charges	-	-	7,780	-
Tax impact of adjustments above	-	38,135	-	17,247
Valuation allowance on deferred tax assets	-	(87,774)	-	(87,774)
Tax impact of basis difference for Whiting Canadian Holding Company ULC	73,593	-	73,593	-
Adjusted net income (loss) (1)	$(20,414)	$(4,839)	$(78,236)	$199,987
Adjusted net income (loss) per share, basic	$(0.22)	$(0.05)	$(0.86)	$2.20
Adjusted net income (loss) per share, diluted	$(0.22)	$(0.05)	$(0.86)	$2.18

(1)Adjusted Net Income (Loss) is a non-GAAP financial measure. Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income (Loss) should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow and

Free Cash Flow

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$235,035	$284,967	$755,960	$1,092,003
Operating cash outflow for settlement of commodity derivative contract	-	-	-	61,036
Changes in working capital	(46,352)	(38,138)	7,848	(63,160)
Discretionary cash flow (1)	$188,683	$246,829	$763,808	$1,089,879
Capital expenditures	(102,702)	(234,351)	(778,254)	(832,023)
Free cash flow (1)	$85,981	$12,478	$(14,446)	$257,856

(1)Discretionary cash flow and free cash flow are non-GAAP measures.   Such measures are presented because management believes they provide useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Such measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.    During the fourth quarter of 2019, the Company revised its calculations of discretionary cash flow and free cash flow to include exploration expenses that were previously excluded from such measures.  Discretionary cash flow and free cash flow for the three months and year ended December 31, 2018 were recast to conform with the current presentation.  The revised presentation more closely aligns with similar non-GAAP measures presented by our peers and with the Company’s definitions of such measures.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDAX

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$(147,487)	$203,962	$(241,166)	$342,494
Interest expense	45,773	47,916	191,047	197,474
Interest income	-	-	(2)	(738)
Income tax expense	73,593	1,373	72,220	1,373
Depreciation, depletion and amortization	204,322	197,110	816,488	781,329
Amortization of deferred gain on sale	(2,106)	(2,655)	(9,069)	(11,354)
Total measure of derivative (gain) loss reported under U.S. GAAP	46,338	(160,040)	53,769	17,170
Total cash settlements received (paid) on commodity derivatives during the period, net of premiums/costs	10,060	(16,376)	24,857	(157,001)
Non-cash stock-based compensation	2,635	2,426	7,721	12,669
(Gain) loss on extinguishment of debt	(3,232)	-	(7,830)	31,968
Loss on sale of properties	283	233	1,964	1,949
Restructuring charges (1)	-	-	14,311	-
Adjusted EBITDA (2)	230,179	273,949	924,310	1,217,333
Exploration and impairment expense	10,693	25,816	54,738	67,368
Adjusted EBITDAX (2)	$240,872	$299,765	$979,048	$1,284,701

(1)   The restructuring charges for the year ended December 31, 2019 exclude forfeitures of $7 million related to non-cash stock-based compensation which are reflected in “non-cash stock-based compensation.”

(2) Adjusted EBITDA and Adjusted EBITDAX are non-GAAP measures.   Such measures are presented because management believes they provide useful information to investors for analysis of the Company’s ability to internally fund debt service, working capital requirements, acquisitions and exploration and development.  Adjusted EBITDA and Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, February 27, 2020 at 11:00 a.m. ET (10:00 a.m. CT, 9:00 a.m. MT) to discuss Whiting’s fourth quarter and full-year 2019 financial and operating results.  Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10139453.  Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.), (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday, February 27, 2020 and continuing through Thursday, March 5, 2020.  You may access this replay at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International) and enter the replay access code 10139453.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in, or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, our ability to comply with debt covenants, periodic redeterminations of the borrowing base under our credit agreement and our ability to generate sufficient cash flows from operations to service our indebtedness; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations;  the impact of negative shifts in investor sentiment towards the oil and gas industry; impacts resulting from the allocation of resources among our strategic opportunities; the geographic concentration of our operations; impacts to financial statements as a result of impairment write-downs and other cash and noncash charges to reduce financial leverage and complexity and lower our capital expenditures; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; inaccuracies of our reserve estimates or our assumptions underlying them; the timing of our exploration and development expenditures; risks relating to decreases in our credit rating; our inability to access oil and gas markets due to market conditions or operational impediments; market availability of, and risks associated with, transport of oil and gas; our ability to successfully complete asset dispositions and the risks related thereto; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; weakened differentials impacting the price we receive for oil and natural gas; risks relating to any unforeseen liabilities of ours; the impacts of hedging on our results of operations; adverse weather conditions that may negatively impact development or production activities; uninsured or underinsured losses resulting from our oil and gas operations; lack of control over non-operated properties; failure of our properties to yield oil or gas in commercially viable quantities; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws that could have a negative effect on the oil and gas industry; impacts of local regulations, climate change issues, negative public perception of our industry and corporate governance standards; our ability to replace our oil and natural gas reserves; negative impacts from litigation and legal proceedings; unforeseen underperformance of or liabilities associated with acquired properties or other strategic partnerships or investments; competition in the oil and gas industry; any loss of our senior management or technical personnel; cyber security attacks or failures of our telecommunication and other information technology infrastructure; and other risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2018.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.  In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.